Exhibit 99.1
McKESSON REPORTS FISCAL 2007 THIRD QUARTER RESULTS
•	Revenues of $23.1 billion, up 4%.
•	Net income of $243 million, up 26%, and diluted EPS of 80 cents, up 31%.
•	Income from continuing operations of $240 million, up 18%, and diluted EPS from continuing operations of 79 cents, up 23%.
•	Fiscal 2007 outlook raised: diluted EPS from continuing operations of $2.75 to $2.85, excluding adjustments to Securities Litigation reserves and charges and certain purchase accounting adjustments associated with the completion of the Per-Se acquisition.
SAN FRANCISCO, January 25, 2007 — McKesson Corporation (NYSE: MCK) today reported that revenues for the third quarter ended December 31, 2006, were $23.1 billion, an increase of 4% from $22.2 billion in the third quarter a year ago. Third quarter net income was $243 million, up 26% from $193 million a year ago, and diluted earnings per share was 80 cents, up 31% from 61 cents a year ago. Third quarter income from continuing operations was $240 million, up 18% from $204 million a year ago, and diluted earnings per share from continuing operations was 79 cents, up 23% from 64 cents a year ago.
     “Our earnings momentum continued in the third quarter, led by another excellent performance in Pharmaceutical Solutions, which was supported by continued solid results in our other two segments,” said John H. Hammergren, chairman and chief executive officer. “Our Pharmaceutical Solutions operating profit margin expanded by 10 basis points and by 27 basis points when you adjust for a $37 million pre-tax gain from an anti-trust settlement in the third quarter a year ago. Our significant margin expansion stems from the team’s focus on continually providing more higher-margin products and services to our customers and leveraging our scale.”

     “In Medical-Surgical Solutions, we had double-digit revenue growth with gross profit margin expansion. The right-sizing of our continuing business and the transition of our former acute care business are proceeding on schedule and according to plan. In Provider Technologies, we showed solid revenue and profit growth considering the very strong third quarter we had a year ago and our continued investments designed to drive future growth.”
     During the third quarter of Fiscal 2007, McKesson repurchased approximately $100 million of common stock. The company has approximately $250 million remaining on its existing share repurchase authorization. Over the past seven quarters, cumulative share repurchases exceeded $1.7 billion. Cash flow from operations for the first nine months was $555 million, reflecting the historical third quarter seasonal build-up of working capital in Pharmaceutical Solutions. McKesson ended the quarter with a cash balance of $2 billion and a gross debt-to-capital ratio of 14%.
Segment Results
     Pharmaceutical Solutions revenues were up 3% for the third quarter compared to the third quarter a year ago. U.S. Healthcare direct distribution revenues grew 2%, reflecting the termination of a large customer contract which had revenues of approximately $800 million in the third quarter a year ago. Direct revenues were up 9% adjusting for the loss of this contract. Warehouse sales revenues increased 5%. Canadian revenues increased 10%, including a positive currency impact of 3%.
     Pharmaceutical Solutions gross profit of $671 million was up 5% from $642 million in the third quarter a year ago, resulting from an increased mix of higher-margin products and services, while sell margin to customers remained stable. Gross profit in the quarter included an $18 million pre-tax LIFO credit compared to a pre-tax credit of $10 million a year ago. Gross profit in the third quarter a year ago included a $37 million pre-tax gain from an anti-trust settlement.

     Pharmaceutical Solutions operating expenses were down 1% from the third quarter a year ago, primarily due to continued expense control and efficiency programs. Operating profit of $338 million was up 11% compared to $305 million a year ago, which included the anti-trust settlement gain. Pharmaceutical Solutions operating profit as a percentage of revenues was 1.53% in this year’s third quarter compared to 1.43% in the third quarter a year ago and 1.26% when the antitrust settlement gain is excluded from the prior year calculation.
     “Our U.S. pharmaceutical distribution business continues to execute very well on opportunities to increase profitability and control expenses,” said Hammergren.
     Medical-Surgical Solutions segment revenues of $632 million were up 16% in the third quarter compared to the third quarter a year ago, reflecting strong growth across the business and the acquisition of Sterling Medical in the first quarter. Gross profit was up 22% to $174 million in the third quarter. Gross profit as a percentage of revenues was 27.5% compared to 26.3% in the third quarter a year ago. Operating expenses increased 27% in the third quarter this year due to the acquisition of Sterling and costs that reflect an operating infrastructure in transition following the sale of the acute care portion of the business in the second quarter. As a result, operating profit in the third quarter was $25 million compared to $26 million in the third quarter a year ago.
     In Provider Technologies, revenues for the third quarter were $451 million, up 12% compared to the third quarter a year ago, driven primarily by a 20% increase in services revenues. Software and software systems revenues grew just 1% in the quarter as the company experienced an increase in the deferral rate for software bookings to 83% from 70% in the third quarter a year ago. Operating expenses were up 17% in the quarter due primarily to acquisitions completed earlier in the year and continued investments in new product development and sales force expansion. Operating profit was up 5% to $40 million. Operating margin rate was 8.87% compared to 9.48% a year ago.

     “Our revenue growth in Provider Technologies reflects demand for clinical solutions that address critical needs for improved health outcomes and healthcare cost efficiencies,” Hammergren said. “We continue to focus on accelerating implementations to deliver return on investment for our customers. Operating profit grew more slowly than revenues due to our continued investments in new products, sales force expansion and new market initiatives, all of which are designed to enhance our position and drive future growth. We are looking forward to the scheduled completion tomorrow of our Per-Se Technologies acquisition, which should further strengthen our position in several key product and service areas.”
Outlook
     “Based on our year-to-date results and the continued progress across our business, we are raising our guidance,” Hammergren said. “For the fiscal year ending March 31, 2007, McKesson expects to earn between $2.75 and $2.85 per fully diluted share from continuing operations, excluding adjustments to our Securities Litigation reserves and charges and certain purchase accounting adjustments associated with the completion of our acquisition of Per-Se Technologies.” Through three quarters, McKesson has earnings per share of $2.05 from continuing operations, excluding adjustments to Securities Litigation reserves.
Corporate and Financial Highlights
     The third quarter of Fiscal 2007 included the following:
•	Wal-Mart Stores, a McKesson customer since 1988, renewed its pharmaceutical distribution prime vendor agreement with us.

•	Sales of our proprietary OneStop generics program for retail pharmacies increased 68% in the third quarter compared to the third quarter a year ago.

•	Since July 1, our Health Mart franchise count increased from 350 stores to 1,015 stores, making it the largest independent domestic pharmacy franchise network. We expect to see continued expansion of Health Mart as additional retail independent customers learn the value of this unique program.

•	Eisenhower Medical Center of Rancho Mirage, California, already a McKesson customer for pharmaceutical distribution and automation products, signed a $14.8 million contract to purchase Horizon Clinicals and consulting and process re-design services.

•	In the 2006 Top 20: Year-End Best in KLAS Awards report issued in December by KLAS Enterprises, LLC, nine McKesson solutions ranked either Best in KLAS or a Solution Category Leader. Overall, a total of 17 McKesson solutions ranked in the top three of their categories. McKesson made a particularly strong showing in the community health information system category, where Horizon Medical Imaging and the Paragon™ hospital information system (HIS) both received Best in KLAS Awards in the Community Clinical Ancillary Solutions category and Community HIS category, respectively. Paragon also received No. 1 rankings in the Community Acute Care CDR, Orders and Charting category for Paragon Clinicals and in the Community Acute Care Registration, Scheduling, and Patient Accounting category for Paragon Financials.

•	The third-quarter provision for income taxes reflects a reduction in the company’s full-year expected effective tax rate from 35% to 34%, and favorable adjustments to income tax expense totaling $14 million.

•	Third quarter results included $15 million in pre-tax share-based compensation expense associated with the FAS 123R requirement that took effect for the company this fiscal year. Through the first three quarters, this expense has totaled $39 million pre-tax, or approximately 8 cents per share. We continue to believe that our FAS 123R expense will approximate $0.10 to $0.12 per diluted share for 2007. Our share-based compensation is affected by a number of variables, including changes in our stock price, levels of grants, forfeiture rates and the attainment of performance goals. As a result, there could continue to be variability in this expense in the fourth quarter.

•	Results from discontinued operations totaled an after-tax profit of $3 million, or 1 cent per diluted share, associated with the transition of our acute care medical-surgical business sold in September.

•	McKesson expects to close its acquisition of Per-Se Technologies on January 26, 2007.
Risk Factors
     Except for historical information contained in this press release, matters discussed may constitute “forward-looking statements”, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These statements may be identified by their use of forward-looking terminology such as “believes”, “expects”, “anticipates”, “may”, “should”, “seeks”, “approximates”, “intends”, “plans”, “estimates” or the negative of these words or other comparable terminology. The most significant of these risks and uncertainties are described in the company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: adverse resolution of pending shareholder litigation regarding the 1999 restatement of our historical financial statements; the changing U.S. healthcare environment, including changes in government regulations and the impact of potential future mandated benefits; competition; changes in private and governmental reimbursement or in the delivery systems for healthcare products and services; governmental and manufacturers’ efforts to regulate or control the pharmaceutical supply chain; changes in pharmaceutical and medical-surgical manufacturers’ pricing, selling, inventory, distribution or supply policies or practices; changes in the availability or pricing of generic drugs; changes in customer mix; substantial defaults in payment or a material reduction in purchases by large customers; challenges in integrating and implementing the company’s internally used or externally sold software and software systems, or the slowing or deferral of demand or extension of the sales cycle for external software products; continued access to third-party licenses for software and the patent positions of the company’s proprietary software; the company’s ability to meet performance requirements in its disease management programs; the adequacy of insurance to cover liability or loss claims; new or revised tax legislation; foreign currency fluctuations or disruptions to foreign operations; the company’s ability to successfully identify, consummate and integrate strategic acquisitions; changes in generally accepted accounting principles (GAAP) and general economic conditions. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The company assumes no obligation to update or revise any such statements, whether as a result of new information or otherwise.
     A Webcast of the company’s regular conference call to review financial results with the financial community is available through McKesson’s website, www.mckesson.com, live at 5 PM ET today and on replay afterwards. Shareholders are encouraged to review SEC filings and more information about McKesson, which are located on the company’s website.
About McKesson
     McKesson Corporation (NYSE: MCK) is a Fortune 16 healthcare services and information technology company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes and improving the quality and safety of patient care. Over the course of its 174-year history, McKesson has grown by providing pharmaceutical and medical-surgical supply management across the spectrum of care; healthcare information technology for hospitals, physicians, homecare and payors; hospital and retail pharmacy automation; and services for manufacturers and payors designed to improve outcomes for patients. For more information, visit us at www.mckesson.com.
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CONTACT:
Larry Kurtz, 415-983-8418
(Investors and Financial Press)
larry.kurtz@mckesson.com
Kate Rohrbach 415-983-9023
(Business and Trade Media)
kate.rohrbach@mckesson.com

Schedule I
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in millions except per share amounts)

	Quarter Ended December 31,			Nine Months Ended December 31,
	FY07	FY06	Chg.	FY07	FY06	Chg.
Revenues	$23,111	$22,240	4%	$68,812	$64,193	7%

Cost of sales	22,050	21,266	4	65,731	61,455	7

Gross profit	1,061	974	9	3,081	2,738	13

Operating expenses	743	665	12	2,191	1,897	15
Securities Litigation charge (credit), net	—	1	—	(6)	53	—

Total operating expenses	743	666	12	2,185	1,950	12

Operating income	318	308	3	896	788	14

Interest expense	(23)	(22)	5	(68)	(69)	(1)
Other income, net	39	35	11	106	97	9

Income from continuing operations before income taxes	334	321	4	934	816	14

Income taxes (1)	(94)	(117)	(20)	(223)	(294)	(24)

Income from continuing operations	240	204	18	711	522	36

Discontinued operations, net (2)	3	(11)	—	(55)	9	—

Net income	$243	$193	26	$656	$531	24

Earnings per common share(3)
Diluted(4) (5)
Continuing operations	$0.79	$0.64	23%	$2.33	$1.66	40%
Discontinued operations	0.01	(0.03)	—	(0.18)	0.03	—

Total	$0.80	$0.61	31	$2.15	$1.69	27

Basic
Continuing operations	$0.81	$0.66	23%	$2.38	$1.71	39%
Discontinued operations	0.01	(0.03)	—	(0.18)	0.03	—

Total	$0.82	$0.63	30	$2.20	$1.74	26

Shares on which earnings per common share were based
Diluted	302	316	(4)%	305	315	(3)%
Basic	296	307	(4)	299	306	(2)

(1)	Income tax expense for the nine months ended December 31, 2006 includes an $83 million credit to reverse previously recorded Securities Litigation tax reserves.

(2)	In the second quarter of 2007, we sold our Acute Care business, which was previously included in our Medical-Surgical Solutions segment, and a small Pharmaceutical Solutions’ segment business. Financial results for these businesses have been presented as discontinued operations. Results of our discontinued operations for the nine months ended December 31, 2006 include the write-off of $79 million of goodwill allocated to the sale of the Acute Care business, none of which is tax deductible.

(3)	Certain computations may reflect rounding adjustments.

(4)	For the nine months ended December 31, 2005, interest expense, net of related income taxes, of $1 million has been added to net income for purposes of calculating diluted earnings per share. This adjustment reflects the impact of the Company’s potentially dilutive obligations.

(5)	Diluted earnings per share from continuing operations, excluding the impact of our Securities Litigation, are as follows (a):

	Quarter Ended December 31,			Nine Months Ended December 31,
	FY07	FY06	Chg.	FY07	FY06	Chg.
Income from continuing operations — as reported	$240	$204	18%	$711	$522	36%

Exclude:Securities Litigation charge (credit), net	—	1	—	(6)	53	—
Income taxes on charge (credit), net	—	(1)	—	2	(18)	—
Income tax reserve reversals	—	—	—	(83)	—	—

	—	—	—	(87)	35	—

Income from continuing operations, excluding the Securities Litigation charge (credit), net	$240	$204	18%	$624	$557	12%

Diluted earnings per common share from continuing operations, excluding the Securities Litigation charge (credit), net (4)	$0.79	$0.64	23%	$2.05	$1.77	16%

(a)	These pro forma amounts are non-GAAP financial measures. The Company uses these measures internally and considers these results to be useful to investors as they provide the most relevant benchmarks of core operating performance.

Schedule II
McKESSON CORPORATION
CONDENSED CONSOLIDATED INCOME INFORMATION BY BUSINESS SEGMENT
(unaudited)
(in millions)

	Quarter Ended December 31,				Nine Months Ended December 31,
	FY07	FY06	Chg.		FY07	FY06	Chg.
REVENUES
Pharmaceutical Solutions
U.S. Healthcare direct distribution & services	$13,507	$13,242	2%		$40,216	$38,270	5%
U.S. Healthcare sales to customers’ warehouses	6,836	6,523	5		20,413	18,799	9

Subtotal	20,343	19,765	3		60,629	57,069	6
Canada distribution & services	1,685	1,530	10		5,086	4,484	13

Total Pharmaceutical Solutions	22,028	21,295	3		65,715	61,553	7

Medical-Surgical Solutions	632	544	16		1,789	1,529	17

Provider Technologies
Software & software systems	91	90	1		263	218	21
Services	322	269	20		930	782	19
Hardware	38	42	(10)		115	111	4

Total Provider Technologies	451	401	12		1,308	1,111	18

Revenues	$23,111	$22,240	4		$68,812	$64,193	7

GROSS PROFIT
Pharmaceutical Solutions	$671	$642	5		$1,963	$1,801	9
Medical-Surgical Solutions	174	143	22		505	425	19
Provider Technologies	216	189	14		613	512	20

Gross profit	$1,061	$974	9		$3,081	$2,738	13

OPERATING EXPENSES
Pharmaceutical Solutions	$343	$346	(1)		$1,039	$967	7
Medical-Surgical Solutions	150	118	27		437	360	21
Provider Technologies	179	153	17		512	426	20
Corporate	71	48	48		203	144	41

Subtotal	743	665	12		2,191	1,897	15
Securities Litigation charge (credit), net	—	1	—		(6)	53	—

Operating expenses	$743	$666	12		$2,185	$1,950	12

OTHER INCOME, NET
Pharmaceutical Solutions	$10	$9	11		$30	$25	20
Medical-Surgical Solutions	1	1	—		2	2	—
Provider Technologies	3	2	50		7	9	(22)
Corporate	25	23	9		67	61	10

Other income, net	$39	$35	11		$106	$97	9

OPERATING PROFIT
Pharmaceutical Solutions	$338	$305	11		$954	$859	11
Medical-Surgical Solutions	25	26	(4)		70	67	4
Provider Technologies	40	38	5		108	95	14

Operating profit	403	369	9		1,132	1,021	11
Corporate	(46)	(25)	84		(136)	(83)	64
Securities Litigation (charge) credit, net	—	(1)	—		6	(53)	—

Income from continuing operations before interest expense and income taxes	$357	$343	4		$1,002	$885	13

Operating profit as a % of revenues
Pharmaceutical Solutions	1.53%	1.43%	10	bp	1.45%	1.40%	5	bp
Medical-Surgical Solutions	3.96%	4.78%	(82)		3.91%	4.38%	(47)
Provider Technologies	8.87%	9.48%	(61)		8.26%	8.55%	(29)

Return on Stockholders’ Equity (1)	14.7%	14.3%

(1)	Ratio is computed as the sum of net income for the last four quarters, divided by the average of stockholders’ equity for the last five quarters. Ratio includes our after-tax Securities Litigation charges and credits.

Schedule III
McKESSON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	December 31,	March 31,
	2006	2006
ASSETS
Current Assets
Cash and cash equivalents	$2,013	$2,139
Restricted cash	962	962
Receivables, net	6,427	6,247
Inventories	8,616	7,127
Prepaid expenses and other	286	522

Total	18,304	16,997
Property, Plant and Equipment, net	616	663
Capitalized Software Held for Sale	156	139
Goodwill	1,694	1,637
Other Intangibles	132	116
Other Assets	1,588	1,409

Total Assets	$22,490	$20,961

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Drafts and accounts payable	$10,859	$9,944
Deferred revenue	1,048	827
Current portion of long-term debt	25	26
Securities Litigation	984	1,014
Other	1,810	1,659

Total	14,726	13,470
Postretirement Obligations and Other Noncurrent Liabilities	709	619
Long-Term Debt	957	965
Stockholders’ Equity	6,098	5,907

Total Liabilities and Stockholders’ Equity	$22,490	$20,961

Schedule IV
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Nine Months Ended December 31,
	FY07	FY06
OPERATING ACTIVITIES
Net income	$656	$531
Discontinued Operations, net of income taxes	55	(9)
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	208	194
Securities Litigation charge (credit), net	(6)	53
Deferred taxes	77	226
Other non-cash items	(29)	(15)

Total	961	980

Changes in operating assets and liabilities, net of business acquisitions:
Receivables	(132)	(438)
Inventories	(1,464)	(350)
Drafts and accounts payable	914	1,221
Deferred revenue	240	307
Taxes	35	2
Securities Litigation settlement payments	(25)	(227)
Proceeds from sale of notes receivable	—	28
Other	26	(57)

Total	(406)	486

Net cash provided by operating activities	555	1,466

INVESTING ACTIVITIES
Property acquisitions	(76)	(138)
Capitalized software expenditures	(119)	(127)
Acquisitions of businesses, less cash and cash equivalents acquired	(106)	(560)
Proceeds from sales of businesses	175	63
Other	(26)	(6)

Net cash used in investing activities	(152)	(768)

FINANCING ACTIVITIES
Repayment of debt	(11)	(23)
Capital stock transactions:
Issuances	239	435
Share repurchases	(756)	(579)
ESOP notes and guarantees	10	12
Dividends paid	(54)	(55)
Other	43	(107)

Net cash used in financing activities	(529)	(317)

Net increase (decrease) in cash and cash equivalents	(126)	381
Cash and cash equivalents at beginning of period	2,139	1,800

Cash and cash equivalents at end of period	$2,013	$2,181